Exhibit 99

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, “Noncontrolling Interests in Consolidated Financial Statements – an amendment of Accounting Research Bulletin No. 51.”  The statement requires all entities to report noncontrolling (minority) interests in subsidiaries in a consistent manner—as equity in the consolidated financial statements.  Moreover, Statement No. 160 eliminates the diversity that currently exists in accounting for transactions between an entity and noncontrolling interests by requiring they be treated as equity transactions.

This statement was effective for the first fiscal year beginning after December 15, 2008.  The adoption of this statement as of January 1, 2009 modified our financial statement presentation, but did not have an impact on our financial statement results.  This statement requires us to disclose on the face of our financial statements the portion of equity and net income attributable to the noncontrolling interests in consolidated subsidiaries.  As a result of the retrospective presentation requirements of this statement, we will also be required to reflect the change in presentation for all prior periods presented in future filings.  As of December 31, 2008 and 2007, $1.2 million and $0.4 million, respectively, of noncontrolling interests will be reclassified from Minority Interest to Noncontrolling Interest in Subsidiaries, a component of Equity on the consolidated balance sheets.  The amount of net income (loss) attributable to noncontrolling interests for the years ended December 31, 2008, 2007 and 2006 that will be reclassed from Other Income and Expense to Net Income (Loss) Attributable to Noncontrolling Interest in Subsidiaries is approximately $0.2 million, $16,000 and $(0.1) million respectively.  The amount of comprehensive income (loss) attributable to noncontrolling interests for the years ended December 31, 2008, 2007 and 2006 that will be reclassed from Comprehensive Income to Comprehensive Income (Loss) Attributable to Noncontrolling Interest in Subsidiaries is approximately $0.2 million, $16,000 and $(0.1) million respectively.